Exhibit 99

Dillard’s, Inc. Reports July Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE:DDS) (“Dillard’s” or the “Company”) announced today that sales for the four weeks ended August 2, 2008 were $513,752,000 compared to sales for the four weeks ended August 4, 2007 of $500,302,000. Total sales increased 3%. Sales in comparable stores increased 2% for the four-week period.

Sales for the 13 weeks ended August 2, 2008 were $1,606,734,000 compared to sales for the 13 weeks ended August 4, 2007 of $1,648,957,000. Sales decreased 3% in total stores. Sales in comparable stores decreased 4% for the 13-week period.

Sales for the 26 weeks ended August 2, 2008 were $3,286,912,000 compared to sales for the 26 weeks ended August 4, 2007 of $3,412,109,000. Sales decreased 4% in total stores. Sales in comparable stores decreased 5% for the 26-week period.

During the four weeks ended August 2, 2008, sales were above the average company trend in the Central region and below trend in the Eastern and Western regions. During the four weeks ended August 2, 2008, sales in the juniors’ and children’s apparel category and in the home and furniture category were significantly below trend.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations